AMENDMENT NO. 6 TO

PARTICIPATION AGREEMENT

For Rules 30e-3 and 498A

This Amendment No. 6 (the “Amendment”) is effective as of January 1, 2021 and amends the Participation Agreement dated April 3, 2000, as amended (the “Agreement”) by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (“AVIF” or the “Series”), Invesco Distributors, Inc. (“INVESCO”), Brighthouse Life Insurance Company of NY (“Brighthouse NY” or the “Company”) on its own behalf and on behalf of each of its segregated asset accounts (the “Accounts”) and Brighthouse Securities, LLC (“Brighthouse Securities”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, the Parties desire to modify the Agreement as provided herein;

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for Brighthouse NY, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse NY (the “Contract Owners”);

WHEREAS, the Series maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Series to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.	Section 9 of the Agreement entitled “Notices” is hereby amended as follows:

If to the Company:

Brighthouse Financial

One Financial Center, 21st Floor

Boston, MA 02111

Attn: The Law Group

2.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents, and Other Required Materials (“Fund Documents”). Brighthouse NY shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rule 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

a.

The Series shall provide Brighthouse NY with the following materials relating to each Fund so that Brighthouse NY can post the materials to a Brighthouse NY website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3 or 498A, the “Required Materials”). The Series shall provide the materials specified in (i), (ii), (iii), and (iv) above on a timely basis to facilitate the required website posting. The Series shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.

The Series shall provide the Fund Documents to Brighthouse NY (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rules 498(A).

3.

Content of Required Materials. The Series shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreement, the Series shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.	Specified Website, Notice, and Paper Delivery

a.	The Specified Website is as identified in Schedule B hereto, as it may be changed by Brighthouse NY from time to time in its sole discretion;

b.	Paper Notice to Contract Owners. Brighthouse NY shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (the “Notice”).

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse NY shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraph (j)(3) of Rule 498A.

d.

Investor Elections to Receive Future Fund Reports in Paper. Brighthouse NY shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and paragraph (j)(1) of Rule 498A.

e.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Series shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

5.	Fund Performance and Expense Data. The Series shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide:

(i) the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

(ii) the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

(iii) the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 of Form N-4 and Instruction 7 to Item 18 of Form N-6).

The Series shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

6.	Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment.

7.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment to the Agreement as of the date written below.

AIM VARIABLE INSURANCE FUNDS

(INVESCO VARIABLE INSURANCE FUNDS)

(the “Series”)

By:	/s/ Jeffrey Kupor
Name:	Jeffrey Kupor
Title:	Head of Legal, Americas
Date:	03/18/2021 09:34:48 AM

INVESCO DISTRIBUTORS, INC.

(“INVESCO”)

By:	/s/ Nicole Filingeri
Name:	Nicole Filingeri
Title:	Vice President
Date:	01/29/2021 04:10:04 PM

BRIGHTHOUSE LIFE INSURANCE COMPANY of NY (on behalf of itself and each Account)

(“Brighthouse NY”)

By:	/s/ Kristi Slavin
Name:	Kristi Slavin
Title:	Vice President
Date:	1/29/2021 8:26:08 PM

BRIGHTHOUSE SECURITIES, LLC

(“Brighthouse Securities”)

By:	/s/ Donald Lentz
Name:	Donald Lentz
Title:	Vice President
Date:	2/18/2021 9:31:43 AM

Schedule B

Specified Website:

www.brighthousefinancial.com